EXHIBIT 99.(a)(1)(B)
FORM OF ANNOUNCEMENT REGARDING COMMENCEMENT OF OFFER
July 2, 2007
As previously mentioned in the presentation to you on June 15, 2007, we are pleased to announce that Foundry’s Stock Option Tender Offer (“Offer”) to amend or replace certain outstanding stock options to purchase Foundry common stock (“Eligible Options”) is officially launching today, July 2, 2007 and will remain open until August 2, 2007 at 11:59 p.m. Eastern Daylight Time (unless extended by the Company).
The Offer will provide you with the opportunity to avoid the unfavorable tax consequences under Section 409A of the Internal Revenue Code you may otherwise incur with respect to your Eligible Options. See below for the Key Steps you should perform related to the Offer.
The specifics of the program are described in the “Offer to Amend or Replace Eligible Options” filed with the SEC and the exhibits thereto. The “Offer to Amend or Replace Eligible Options” is available by clicking on this hyperlink: https://fdry.equitybenefits.com/Documents/OfferToAmend.pdf. We urge you to read the “Offer to Amend or Replace Eligible Options” and the exhibits thereto very carefully.
Stock options will remain subject to adverse tax consequences under Section 409A until the close of the Offer and the official amendment or replacement of such options on the first business day following the expiration of the Offer. Therefore, we remind you that if you exercise your tendered stock options prior to the amendment or replacement of those stock options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.
We will be conducting an educational webinar to provide you with additional information regarding the Offer. Topics covered include highlights of the Offer, along with a general overview of stock options, a summary of the Eligible Options, and tax issues affecting the Eligible Options.
You are encouraged to attend this webinar which will be offered on:
Monday, July 2, 2007, 12:00 — 1:00 PM Pacific Daylight Time
You may register for the webinar session by clicking on: http://www.raindance.com, conference ID # 2004422.
If you are unable to attend the above session, a recording of the webinar will be available on the Offer Website at http://internal.foundrynet.com from July 2, 2007 through the expiration of the Offer.
KEY STEPS RELATED TO OFFER
Below is an easy checklist that outlines how to tender your Eligible Options in the Offer.
1. You must log on to the Offer website at https://fdry.equitybenefits.com/. Use your Employee ID and password for entry into the site. If the site does not recognize you,

please contact the Foundry Tender Offer Hotline at 408-207-1888 or stock@foundrynet.com.
2. Review the following important documents:
1. Offer to Amend or Replace Eligible Options
2. Instructions to Election Form
3. Stock Option Amendment and Special Bonus Agreement
4. Option Cancellation and Re-grant Agreement
5. FAQ
3. Click on the MAKE AN ELECTION button to proceed with your election. You will be redirected to the first page of the Election Form. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for amendment or replacement in accordance with the terms of the Offer.
4. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page.
5. Please print and keep a copy of the Election Confirmation Statement for your records. You will then be deemed to have completed the election process.
KEY DATES TO REMEMBER
The commencement date of the Offer is July 2, 2007.
Informational webinar will be conducted on:
Monday, July 2, 2007, 12:00 — 1:00 PM Pacific Daylight Time
The Offer will expire at 11:59 pm Eastern Daylight Time on August 2, 2007, unless the Offer is extended. Your Eligible Options that have been tendered will be amended or replaced on August 3, 2007, or, if the Offer is extended, the first business day following the extended expiration date of the Tender Offer (the “Amendment Date”). Please be aware that your option account at E*Trade may not accurately reflect the amendment or replacement for one to two business days following the Amendment Date.
The cash bonus, if applicable, will be paid on Foundry’s first regularly scheduled payroll date in January 2008.
If you have any questions, please contact the Foundry Tender Offer Hotline at 408-207-1888 or email us at stock@foundrynet.com.